Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated May 29, 2026, with respect to the financial statements of Bridge III Acquisition Limited, as of December 31, 2025 and 2024, and the related statements operation of income (loss) and comprehensive income (loss), changes in stockholders’ equity, and cash flows for the years ended December 31, 2025 and 2024 (or from inception date to December 31, 2025) in this Registration Statement on Form S-1 and the related Prospectus of Bridge III Acquisition Limited filed with the Securities and Exchange Commission.

/s/ Audit Alliance LLP

Singapore

May 29, 2026